EXHIBIT 99.2

Freescale Semiconductor Announces Pricing Terms and Extension of Expiration Date for Its Previously Announced Tender Offers and Consent Solicitations for Freescale’s Outstanding 6.875% Senior Notes Due 2011 and 7.125% Senior Notes Due 2014

AUSTIN, Texas – November 7 2006 — Freescale Semiconductor, Inc. (NYSE: FSL; FSL.B) announced today the pricing terms for its previously announced tender offers and consent solicitations for any and all of its outstanding $350,000,000 aggregate principal amount of 6.875% senior notes due 2011 and any and all of its outstanding $500,000,000 aggregate principal amount of 7.125% senior notes due 2014 pursuant to the Offer to Purchase and Consent Solicitation Statement, dated October 23, 2006.

The total consideration for each $1,000 principal amount of 2011 notes validly tendered and not withdrawn prior to 5:00 p.m., prevailing Eastern Time on November 3, 2006 is $1,054.69, which includes a consent payment of $30.00 per $1,000 principal amount of 2011 notes. The total consideration for the 2011 notes was determined by reference to a fixed spread of 50 basis points over the yield of the 5.0% U.S. Treasury note due July 31, 2008, which was calculated at 2:00 p.m., prevailing Eastern Time on November 6, 2006, and assumes a settlement date of November 29, 2006. The reference yield and tender offer yield for the 2011 notes are 4.865% and 5.365%, respectively.

The total consideration for each $1,000 principal amount of 2014 notes validly tendered and not withdrawn prior to the consent date is $1,076.42, which includes a consent payment of $30.00 per $1,000 principal amount of 2014 notes. The total consideration for the 2014 notes was determined by reference to a fixed spread of 50 basis points over the yield of the 3.625% U.S. Treasury note due July 15, 2009, which was calculated at 2:00 p.m., prevailing Eastern Time on November 6, 2006, and assumes a settlement date of November 29, 2006. The reference yield and tender offer yield for the 2014 notes are 4.752% and 5.252%, respectively.

In addition, Freescale announced that it is extending the expiration date for the offers from 5:00 p.m. prevailing Eastern Time on November 21, 2006 to 5:00 p.m. prevailing Eastern Time on November 27, 2006.

The tender offer consideration that will be payable in respect of any such 2011 notes and 2014 notes validly tendered subsequent to the consent date, but on or prior to 5:00 p.m., prevailing Eastern Time on November 27, 2006, and accepted for purchase by Freescale will be an amount equal to the total consideration minus the $30.00 consent payment per $1,000 principal amount of 2011 notes and 2014 notes. In addition to the total consideration or the tender offer consideration, as applicable, Freescale will pay accrued and unpaid interest up to, but not including, the settlement date for all such 2011 notes and 2014 notes purchased in the offers.

The tender offers remain open and are scheduled to expire on the above expiration date, unless extended or earlier terminated. The tender offers are subject to the satisfaction of certain conditions, including the receipt of specified financing, the consummation of the merger pursuant to the previously announced Agreement and Plan of Merger dated as of September 15, 2006, by and among Freescale, Firestone Holdings LLC and Firestone Acquisition Corporation and certain other customary conditions.

Freescale has engaged Credit Suisse Securities (USA) LLC and Citigroup Corporate and Investment Banking to act as dealer managers in connection with the tender offers and solicitation agents in connection with the consent solicitations. Any questions or requests for assistance may be directed to either Credit Suisse Securities (USA) LLC by telephone at (800) 820-1653 (U.S. toll-free) or (212) 325-7596 (collect), or Citigroup Corporate and Investment Banking by telephone at (800) 558-3745 (U.S. toll-free) or (212) 723-6106 (collect). D.F. King & Co., Inc. has been retained as Tender Agent and as Information Agent in connection with the tender offers and consent solicitations. Requests for additional copies of the Statement or any other document may be directed to D.F. King & Co., Inc. by telephone at (800) 714-3312 (U.S. toll-free), or in writing at 48 Wall Street, New York, New York 10005.

The tender offers and consent solicitations are being made solely by means of Freescale’s Offer to Purchase and Consent Solicitation Statement, dated October 23, 2006. Under no circumstances shall this press release constitute an offer to purchase or the solicitation of an offer to sell the notes or any other securities of Freescale. In any jurisdiction where the laws require the tender offers or consent solicitations to be made by a licensed broker or dealer, the tender offers or consent solicitations shall be deemed made on behalf of Freescale by Credit Suisse Securities (USA) LLC or Citigroup Global Markets Inc. or one or more registered brokers or dealers under the laws of such jurisdiction.

About Freescale Semiconductor

Freescale Semiconductor, Inc. is a global leader in the design and manufacture of embedded semiconductors for the automotive, consumer, industrial, networking and wireless markets. Freescale became a publicly traded company in July 2004. The company is based in Austin, Texas, and has design, research and development, manufacturing or sales operations in more than 30 countries. Freescale, a member of the S&P 500(R), is one of the world’s largest semiconductor companies with 2005 sales of $5.8 billion (USD).

www.Freescale.com

Freescale(TM) and the Freescale logo are trademarks of Freescale Semiconductor, Inc. The Power Architecture and Power.org wordmarks and the Power and Power.org logos and related marks are trademarks and service marks licensed by Power.org. All other product or service names are the property of their respective owners.

Caution Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as expects, anticipates, plans, believes, estimates, will or words of similar meaning and include statements regarding the plans and expectations for the future. The forward-looking statements contained in this press release include statements about the consideration for each series of notes and the anticipated timing of the tender offers. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and could cause actual outcomes to differ materially from the expectations of Freescale and its management. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: risks associated with uncertainty as to whether the tender offers will be completed, costs and potential litigation associated with the tender offers, the inability to obtain or meet specific conditions imposed for the tender offers, the failure of to meet the closing conditions and to consummate the merger, the extent and timing of regulatory approvals and the risk factors discussed from time to time by Freescale in reports filed with the Securities and Exchange Commission (the “SEC”). We urge you to carefully consider the risks which are described in Freescale’s Annual Report on Form 10-K for the year ended December 31, 2005, Quarterly Report on Form 10-Q for the quarter ended September 29, 2006 and in Freescale’s other SEC filings. Freescale undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

CONTACT: Freescale Semiconductor, Inc.

Media:

Tim Doke, 512-895-1791

Tim.Doke@freescale.com

or

Investors:

Mitch Haws, 512-895-2454

Mitch.Haws@freescale.com

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